Exhibit 99.1

                NEWS RELEASE
                             For Immediate Release
DARLING INTERNATIONAL INC. ANNOUNCES
RENEWABLE DIESEL PROJECT WITH VALERO ENERGY CORPORATION

September 14, 2009 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today reported that it has joined with a subsidiary of Valero Energy Corporation to take initial steps towards the formation of a joint venture to build a facility capable of producing over 10,000 barrels/day or 135 million gallons per year of renewable diesel on a site adjacent to Valero’s St. Charles refinery near Norco, Louisiana.

It is contemplated that the proposed facility would principally convert waste grease -- primarily animal fats and used cooking oil supplied by Darling -- and potentially other feedstocks that become economically and commercially viable into renewable diesel.

Darling and Valero will jointly seek a loan guarantee for the proposed joint venture from the U.S. Department of Energy under the Energy Policy Act of 2005, which makes $8.5 billion of debt financing guarantees available for projects that employ innovative energy efficiency, renewable energy and advanced transmission and distribution technologies.

Darling International Chairman and Chief Executive Officer, Randall Stuewe, said, "We have long considered various paths that would allow Darling to participate in the country’s growing interest in using renewable fuels.  We believe that the combination of Darling’s ability to provide low-cost carbon-friendly feedstocks and Valero’s experience as North America’s largest independent petroleum refiner and marketer has the potential to create a sustainable bio-fuel facility geared toward meeting America’s growing renewable energy demands.  While the DOE loan application process has been initiated, we want to caution our investors that we are still in the early phases of this potential project, with much remaining to be done before we enter into final, binding agreements.  There are no assurances that the DOE will approve the application for inclusion in the program, or, if the application is approved, that it will be approved at a sufficient funding level for the parties to agree to proceed with the project.  Final approval of the project remains subject to the approval of both parties’ boards.”

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Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.  For additional information, visit the Company’s web site at http://www.darlingii.com.

Valero Energy Corporation is a Fortune 500 company based in San Antonio with approximately 22,000 employees and 2008 revenues of $119 billion. The company owns and operates 16 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately three million barrels per day, making it the largest refiner in North America. Valero is also a leading ethanol producer with seven ethanol plants in the Midwest with a combined capacity of 780 million gallons per year, and is one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon brands.  Please visit www.valero.com for more information.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will," "begin,” "look forward," "expect," "believe," "intend," "anticipate," "should," "estimate," "continue," "momentum," “plans,” “proposed,” “potential,” “contemplate,” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the unprecedented turmoil existing in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and our ability to bring our planned joint venture to construct a renewable diesel plant with Valero to fruition, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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FOR MORE INFORMATION CONTACT:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, Texas 75038
Brad Phillips, Treasurer	Phone: 972-717-0300